Numerity Corporation
256 W El Camino Real, Sunnyvale, CA 94087

To IN Media Corporation

4920 El Camino Real, Ste 100,

Los Altos, CA 94022

June 30, 2010

Ref Consulting Agreement Dated January 1, 2009

Gentlemen:

Numerity has not yet been paid for accrued services provided to IN Media under the terms of the above referenced Consulting Agreement between the parties, which makes it difficult to pay Numerity's subcontractors. Accordingly, for the June, September and December 2010 calendar quarters we request that you pay our sub contractors Sulu Karnik and Ching Shao Wong directly for services provided by them, rather than have us bill you as previously. You may pay them in cash or stock as mutually agreed between the respective parties.

The normal terms of the consulting agreement will resume as of the first Quarter of 2011 by which time we hope IN Media is in a position to pay its debts to Numerity.

Sincerely

/s/ Nitin Karnik

Nitin Karnik

President, Numerity Corporation